Michael J. Larsen

Certified Public Accountant

1914 East 9400 South, #362
Sandy, UT 84093
www.MichaelJLarsen.com

Phone: 801-654-0616
Mike@MichaelJLarsen.com

March 20, 2012

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

I have read the statements about my firm included under Item 4.01 in the Form 8-K filing dated March 20, 2012 of Bison Instruments, Inc. and I am in agreement with the statements contained therein except for the following:

1) Confirmation information supplied in January contained significant errors.
2) The confirmation interference was discussed with Mr. Martin.
3) Bison has not requested any additional information related to the confirmation interference.
4) Considerable effort was expended in trying to complete the audits as quickly as possible.

Sincerely,

Michael J. Larsen, CPA